EXHIBIT 10.58

June 27, 2024
CONFIDENTIAL
Carlos Lopez
**
RE: Offer of Employment as Senior Vice President, General Counsel for ChromaDex, Inc.
Dear Carlos Lopez,
We are pleased to extend you an offer of full-time employment for the position of Senior Vice President, General Counsel. ChromaDex, Inc. (“ChromaDex”), a subsidiary of ChromaDex, Corp., whose corporate headquarters is located at 10900 Wilshire Blvd., Suite 600, Los Angeles, CA 90024 and can be reached at (310) 388-6706.
As Senior Vice President, General Counsel, you will be classified exempt under the federal Fair Labor Standards Act and applicable state and local law and will perform the duties and responsibilities assigned to you as it relates to your role. As an exempt employee, you are not entitled to overtime and your salary is intended to pay you for all hours you work. This position will report to Robert Fried.
If you accept this offer, your employment will commence on or about July 22, 2024. Your salary will be $320,000 per year and paid biweekly every other Friday. You will also be eligible for up to a 40% discretionary annual bonus of earned salary based on accomplishment of objectives which will be discussed with you at a later date.
In addition, you will be awarded a one-time initial grant of an option to purchase shares of ChromaDex Corp. common stock, at an exercise price reflecting the market price of ChromaDex Corp. common stock on the date of the grant, with one-third of the shares vesting on the one-year anniversary and the remaining shares vesting in a series of 24 equal monthly installments thereafter. The value of the initial grant will be 50% of your annual salary which you will be eligible to receive under the Company’s 2017 Equity Incentive Plan.
In addition to the compensation and other remuneration recited in this Offer Letter, ChromaDex shall provide you with severance benefits upon your separation from ChromaDex (“Severance Compensation”). For clarity, the Severance Compensation will not be provided should you (1) resign your employment, or (2) are terminated for cause. The Severance Compensation shall be equal to six (6) months of your Base Salary.
ChromaDex offers flexible time off and other benefits to eligible employees as outlined in the Employee Handbook.
If you accept this offer, your employment will be “at-will.” This means that either you or the company can end the employment relationship at any time, for any reason, with or without cause or notice. Please understand that the offer contained in this letter is not a contract of employment and is not an agreement or contract of employment for a fixed or specified term.

10900 Wilshire Blvd, Suite 600 | Westwood, CA 90024 USA | T: +1 310-388-6706 | www.chromadex.com

Due to the nature of this position, this offer is contingent upon satisfactory completion of a full background check. This offer is also contingent upon providing verification of your legal authority to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment.
If you accept this offer of employment with ChromaDex, please sign this offer letter and return it back to the People Matter(s) Team at HR@chromadex.com as soon as possible.
For any questions pertaining to this offer of employment, please contact Richard Llanes, HRIS Manager, People Matter(s) at ** or David Kroes, SVP, People Matter(s) at **.
Sincerely,

Signature: /s/ David Kroes
SVP, People Matter(s) ChromaDex Inc.

Signature: /S/ Carlos Lopez

10900 Wilshire Blvd, Suite 600 | Westwood, CA 90024 USA | T: +1 310-388-6706 | www.chromadex.com